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The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated September 5, 2006

Prospectus Supplement to Prospectus dated May 20, 2004.

             Shares

priceline.com Incorporated

Common Stock

          This is a public offering of common stock of priceline.com Incorporated. All of the             shares are being offered by Forthcoming Era Limited, Ultimate Pioneer Limited, Prime Pro Group Limited and Potton Resources Limited, as selling stockholders.

          The common stock is quoted on the Nasdaq National Market under the symbol "PCLN". The last reported sale price of the common stock on                          , 2006 was $                         per share.

          See "Risk Factors" on page S-2 to read about factors you should consider before buying the common stock.

          Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

          Goldman, Sachs & Co. has agreed to purchase the common stock from the selling stockholders at a price of $                        per share, which will result in $                                 of proceeds to the selling stockholders.

          Goldman, Sachs & Co. may offer the common stock in transactions in the over-the-counter market or through negotiated transactions at market prices or at negotiated prices.

          Goldman, Sachs & Co. expects to deliver the shares against payment in New York, New York on                          , 2006.

Goldman, Sachs & Co.

Prospectus Supplement dated             , 2006.

PROSPECTUS SUPPLEMENT SUMMARY

Common stock offered by the selling stockholders	shares.
Common stock outstanding after this offering	shares.
Use of proceeds	The selling stockholders will receive all of the net proceeds from the sale of common stock in this offering.
Nasdaq National Market symbol	"PCLN"
Principal executive offices	The address of our principal executive offices is priceline.com, 800 Connecticut Avenue, Norwalk, Connecticut 06854, and the telephone number at that address is (203) 299-8000.
Risk factors
For a discussion of the factors you should carefully consider before deciding to invest in our common stock, see "Risk Factors" beginning page S-2 of this prospectus supplement, and "Risk Factors" in Item 1 of our Form 10-K for the year ended December 31, 2005 and Item 2 in Part 1 of our Form 10-Q for the quarter ended June 30, 2006.

          The number of shares of common stock outstanding immediately after this offering is based on 40,039,929 shares of common stock outstanding on August 15, 2006, and excludes:

  •
  approximately 3,384,627 shares reserved for issuance upon exercise of options outstanding as of August 15, 2006, under our stock option plans, at a weighted average exercise price of $56.05 per share;

  •
  approximately 1,477,880 shares available for grant under stock option plans, assuming maximum issuance of performance shares;

  •
  approximately 1.5 million shares reserved for issuance upon exercise of our outstanding warrants, at a weighted average exercise price of $23.14 per share; and

  •
  approximately 5.8 million shares initially issuable upon conversion of our outstanding convertible notes.

RISK FACTORS

          The following risk factors and other information included in this prospectus supplement should be carefully considered. For additional risk factors which should be carefully considered, see "Risk Factors" in Item 1 of our Annual Report on Form 10-K for the year ended December 31, 2005 and Item 2 in Part 1 of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2006. The risks and uncertainties described below and in our Form 10-K and Form 10-Q are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations.

This offering will result in a substantial number of previously restricted shares of our common stock being freely tradable, which may depress the market price of our common stock.

          As of August 15, 2006, the number of outstanding shares of our common stock freely tradable on the Nasdaq National Market and not owned by the selling stockholders was approximately 26,985,510 shares. After giving effect to this offering, the number of freely tradable shares will increase to             shares. The sale of shares of common stock in this offering could depress the market price of our common stock.

Future sales of our common stock in the public market could lower our stock price.

          Sales of a substantial number of shares of common stock in the public market by our current stockholders, or the perception that substantial sales may occur, could cause the market price of our common stock to decrease significantly or make it difficult for us to raise additional capital by selling stock. Hutchison Whampoa Limited and Cheung Kong (Holdings) Limited have the right, under the prospectus, to register 10 million shares of common stock, including the common stock offered in this offering. All of the shares of our common stock sold in this offering, and any remaining shares sold in the future under the prospectus, will be freely tradable in the public market.

We do not intend to pay dividends on our common stock for the foreseeable future.

          We have not declared or paid any cash dividends on our common stock since our inception. We currently intend to retain any future earnings and do not expect to pay any dividends in the foreseeable future. As a result, capital appreciation, if any, will be your sole source of gain on your investment for the foreseeable future.

Our stock price is highly volatile, and you may lose all or part of your investment.

          The market price of our common stock is highly volatile and is likely to continue to be subject to wide fluctuations in response to factors such as the following, some of which are beyond our control:

  •
  quarterly variations in our operating results;

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  operating results that vary from the expectations of securities analysts and investors;

  •
  changes in expectations as to our future financial performance, including financial estimates by securities analysts and investors;

  •
  changes in our capital structure;

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  changes in market valuations of other Internet or online service companies;

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  announcements of technological innovations or new services by us or our competitors;

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  announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

  •
  loss of a major supplier participant, such as an airline or hotel chain;

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  changes in the status of our intellectual property rights;

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  lack of success in the expansion of our business model geographically;

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  announcements by third parties of significant claims or proceedings against us or adverse developments in pending proceedings;

  •
  additions or departures of key personnel; and

  •
  stock market price and volume fluctuations.

          Sales of a substantial number of shares of our common stock could adversely affect the market price of our common stock by introducing a large number of sellers to the market. Given the volatility that exists for our shares, such sales could cause the market price of our common stock to decline significantly. In addition, fluctuations in our stock price and our price-to-earnings multiple may have made our stock attractive to momentum, hedge or day-trading investors who often shift funds into and out of stocks rapidly, exacerbating price fluctuations in either direction, particularly when viewed on a quarterly basis.

          The trading prices of Internet company stocks in general, including ours, have experienced extreme price and volume fluctuations. To the extent that the public's perception of the prospects of Internet or e-commerce companies is negative, our stock price could decline further, regardless of our results. Other broad market and industry factors may decrease the market price of our common stock, regardless of our operating performance. Market fluctuations, as well as general political and economic conditions, such as a recession or interest rate or currency rate fluctuations, also may decrease the market price of our common stock. Negative market conditions could adversely affect our ability to raise additional capital.

          We are defendants in a number of securities class action litigations. In the past, securities class action litigation often has been brought against a company following periods of volatility in the market price of its securities. To the extent our stock price declines or is volatile, we may in the future be the target of additional litigation. This additional litigation could result in substantial costs and divert management's attention and resources.

USE OF PROCEEDS

          We will not receive any of the proceeds from the sale of shares by the selling stockholders. The selling stockholders will receive all of the net proceeds from the sale of the shares of common stock in this offering.

SELLING STOCKHOLDERS

          The following table sets forth information with respect to the beneficial ownership of our common stock by the selling stockholders as of August 15, 2006 and upon completion of the offering.

          For purposes of the following table, beneficial ownership is determined in accordance with rules promulgated by the SEC. Under such rules, shares of our common stock issuable under options that are currently exercisable, or exercisable within 60 days after August 15, 2006, are deemed outstanding and are included in the number of shares beneficially owned by a person or entity named in the table and are used to compute the percentage ownership of that person or entity. These shares are not, however, deemed outstanding for computing the percentage ownership of any other person or entity.

          The percentage ownership of our common stock of each entity named in the following table is based on 40,039,929 shares of our common stock issued and outstanding as of August 15, 2006 plus any shares issuable under options held by such person or entity which are currently exercisable or exercisable within 60 days after August 15, 2006.

	Shares Beneficially Owned Prior to this Offering			Shares Beneficially Owned After the Offering
			Number of Shares Being Sold in the Offering
Name	Number of Shares	Percentage Ownership		Number of Shares	Percentage Ownership
Forthcoming Era Limited(1)	2,924,437	7.30%
Ultimate Pioneer Limited(1)	3,437,969	8.59%
Prime Pro Group Limited(2)	2,924,437	7.30%
Potton Resources Limited(2)	3,437,969	8.59%

(1)
Forthcoming Era Limited and Ultimate Pioneer Limited, are indirect wholly owned subsidiaries of Hutchison Whampoa Limited. Hutchison Whampoa Limited is owned approximately 49.97% by Cheung Kong (Holdings) Limited. Mr. Li Ka-shing ("Mr. Li"), as chairman of the board of directors of each of Cheung Kong (Holdings) Limited and Hutchison Whampoa Limited, and Mr. Dominic Kai Ming Lai ("Mr. Lai") and Mr. Ian F. Wade ("Mr. Wade"), Hutchison Whampoa Limited's representatives on our board of directors, may be deemed to share voting and investment power in respect of shares of our common stock held by Hutchison Whampoa Limited and Cheung Kong (Holdings) Limited. Mr. Lai has the right to acquire 20,665 shares under stock options currently exercisable or exercisable within 60 days after August 15, 2006, and holds 2,000 shares of restricted common stock; and Mr. Wade has the right to acquire 23,998 shares under stock options currently exercisable or exercisable within 60 days after August 15, 2006, and holds 2,000 shares of restricted common stock. Each of Mr. Lai and Mr. Wade disclaims beneficial ownership of the shares beneficially owned by Hutchison Whampoa Limited, Forthcoming Era Limited, Ultimate Pioneer Limited, Cheung Kong (Holdings) Limited, Prime Pro Group Limited, Potton Resources Limited, and one another except to the extent of his pecuniary interest therein. Mr. Li disclaims beneficial ownership of the shares referred to herein. The address of Hutchison Whampoa Limited is 22nd Floor, Hutchison House,10 Harcourt Road, Hong Kong.

(2)
Prime Pro Group Limited and Potton Resources Limited are indirect wholly owned subsidiaries of Cheung Kong (Holdings) Limited. Mr. Li, as chairman of the board of directors of each of Cheung

Kong (Holdings) Limited and Hutchison Whampoa Limited, and Mr. Li and Mr. Wade, Hutchison Whampoa Limited's representatives on our board of directors, may be deemed to share voting and investment power in respect of shares of our common stock held by Hutchison Whampoa Limited and Cheung Kong (Holdings) Limited. Mr. Lai has the right to acquire 20,665 shares under stock options currently exercisable or exercisable within 60 days after August 15, 2006, and holds 2,000 shares of restricted common stock; and Mr. Wade has the right to acquire 23,998 shares under stock options currently exercisable or exercisable within 60 days after August 15, 2006, and holds 2,000 shares of restricted common stock. Each of Mr. Lai and Mr. Wade disclaims beneficial ownership of the shares beneficially owned by Hutchison Whampoa Limited, Forthcoming Era Limited, Ultimate Pioneer Limited, Cheung Kong (Holdings) Limited, Prime Pro Group Limited, Potton Resources Limited, and one another except to the extent of his pecuniary interest therein. Mr. Li disclaims beneficial ownership of the shares referred to herein. The address of Cheung Kong (Holdings) Limited is 7th Floor, Cheung Kong Center, 2 Queen's Road Central, Hong Kong.

Material Relationships with Selling Stockholders

          Hutchison Whampoa Limited has the right to appoint three representatives to our Board of Directors. It received the right to appoint one representative in February 2001 and two additional representatives in June 2001, in each case in connection with purchasing shares of our common stock. Cheung Kong (Holdings) Limited, which owns approximately 49.97% of Hutchison Whampoa Limited, received the right to appoint one representative to our board of directors in connection with its purchase of shares of our common stock in June 2001.

          In June 2000, priceline.com entered into definitive agreements with wholly-owned subsidiaries of Hutchison Whampoa Limited to introduce priceline.com's services to several Asian markets. Under the terms of the agreements, we license our business model and provide our expertise in technology, marketing and operations to Hutchison-Priceline Limited. Hutchison-Priceline Limited reimburses us for the cost of services provided and is required to pay us a licensing fee for any year in which Hutchison-Priceline Limited achieves profitability. Priceline.com and Hutchison Whampoa Limited currently own approximately 15% and 85%, respectively, of the outstanding equity securities of Hutchison-Priceline Limited. Jeffery H. Boyd, our President and Chief Executive Officer, is priceline.com's representative on the board of directors of Hutchison-Priceline Limited.

CERTAIN INCOME TAX CONSIDERATIONS TO NON-U.S. HOLDERS OF COMMON STOCK

          This section summarizes certain United States federal income and estate tax consequences of the ownership and disposition of common stock by a non-U.S. holder. You are a non-U.S. holder if you are, for United States federal income tax purposes:

  •
  a nonresident alien individual,

  •
  a foreign corporation, or

  •
  an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from common stock.

          This section does not consider the specific facts and circumstances that may be relevant to a particular non-U.S. holder and does not address the treatment of a non-U.S. holder under the laws of any state, local or foreign taxing jurisdiction. This section is based on the tax laws of the United States, including the Internal Revenue Code of 1986, as amended, existing and proposed regulations, and administrative and judicial interpretations, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

          If a partnership holds the common stock, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the common stock should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the common stock.

You should consult a tax advisor regarding the United States federal tax consequences of acquiring, holding and disposing of common stock in your particular circumstances, as well as any tax consequences that may arise under the laws of any state, local or foreign taxing jurisdiction.

Dividends

          Except as described below, if you are a non-U.S. holder of common stock, dividends paid to you are subject to withholding of United States federal income tax at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate. Even if you are eligible for a lower treaty rate, we and other payors will generally be required to withhold at a 30% rate (rather than the lower treaty rate) on dividend payments to you, unless you have furnished to us or another payor:

  •
  a valid Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, your status as (or, in the case of a United States alien holder that is a partnership or an estate or trust, such forms certifying the status of each partner in the partnership or beneficiary of the estate or trust as) a non-United States person and your entitlement to the lower treaty rate with respect to such payments, or

  •
  in the case of payments made outside the United States to an offshore account (generally, an account maintained by you at an office or branch of a bank or other financial institution at any location outside the United States), other documentary evidence establishing your entitlement to the lower treaty rate in accordance with U.S. Treasury regulations.

If you are eligible for a reduced rate of United States withholding tax under a tax treaty, you may obtain a refund of any amounts withheld in excess of that rate by filing a refund claim with the United States Internal Revenue Service.

          If dividends paid to you are "effectively connected" with your conduct of a trade or business within the United States, and, if required by a tax treaty, the dividends are attributable to a permanent establishment that you maintain in the United States, we and other payors generally are not required to withhold tax from the dividends, provided that you have furnished to us or another payor a valid Internal

Revenue Service Form W-8ECI or an acceptable substitute form upon which you represent, under penalties of perjury, that:

  •
  you are a non-United States person, and

  •
  the dividends are effectively connected with your conduct of a trade or business within the United States and are includible in your gross income.

"Effectively connected" dividends are taxed at rates applicable to United States citizens, resident aliens and domestic United States corporations.

          If you are a corporate non-U.S. holder, "effectively connected" dividends that you receive may, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

Gain on Disposition of Common Stock

          If you are a non-U.S. holder, you generally will not be subject to United States federal income tax on gain that you recognize on a disposition of common stock unless:

  •
  the gain is "effectively connected" with your conduct of a trade or business in the United States, and the gain is attributable to a permanent establishment that you maintain in the United States, if that is required by an applicable income tax treaty as a condition for subjecting you to United States taxation on a net income basis,

  •
  you are an individual, you hold the common stock as a capital asset, you are present in the United States for 183 or more days in the taxable year of the sale and certain other conditions exist, or

  •
  we are or have been a United States real property holding corporation for federal income tax purposes and you held, directly or indirectly, at any time during the five-year period ending on the date of disposition, more than 5% of the common stock and you are not eligible for any treaty exemption.

          If you are a corporate non-U.S. holder, "effectively connected" gains that you recognize may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

          We have not been, are not and do not anticipate becoming a United States real property holding corporation for United States federal income tax purposes.

Federal Estate Taxes

          Common stock held by a non-U.S. holder at the time of death will be included in the holder's gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Backup Withholding and Information Reporting

          If you are a non-U.S. holder, you are generally exempt from backup withholding and information reporting requirements with respect to:

  •
  dividend payments and

  •
  the payment of the proceeds from the sale of common stock effected at a United States office of a broker,

as long as:

  •
  the payor or broker does not have actual knowledge or reason to know that you are a United States person and you have furnished to the payor or broker:

  •
  a valid Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are (or, in the case of a non-U.S. holder that is a partnership or an estate or trust, such forms certifying that each partner in the partnership or beneficiary of the estate or trust is) a non-United States person, or

  •
  other documentation upon which it may rely to treat the payments as made to a non-United States person in accordance with U.S. Treasury regulations, or

  •
  you otherwise establish an exemption.

          Payment of the proceeds from the sale of common stock effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of common stock that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

  •
  the proceeds are transferred to an account maintained by you in the United States,

  •
  the payment of proceeds or the confirmation of the sale is mailed to you at a United States address, or

  •
  the sale has some other specified connection with the United States as provided in U.S. Treasury regulations,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption.

          In addition, a sale of common stock will be subject to information reporting if it is effected at a foreign office of a broker that is:

  •
  a United States person,

  •
  a controlled foreign corporation for United States tax purposes,

  •
  a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, or

  •
  a foreign partnership, if at any time during its tax year:

  •
  one or more of its partners are "U.S. persons", as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

  •
  such foreign partnership is engaged in the conduct of a United States trade or business,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

          You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the Internal Revenue Service.

UNDERWRITING

          The selling stockholders and Goldman, Sachs & Co. have entered into an underwriting agreement with respect to the shares of common stock being offered. Subject to certain conditions, Goldman, Sachs & Co. has agreed to purchase all of the                          shares of common stock offered hereby.

          Goldman, Sachs & Co. may receive from purchasers of the shares normal brokerage commissions in amounts agreed with such purchasers.

          Goldman, Sachs & Co. proposes to offer the shares of common stock from time to time for sale in one or more transactions on the Nasdaq National Market, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices, subject to receipt and acceptance by it and subject to its right to reject any order in whole or in part. In connection with the sale of the shares of common stock offered hereby, Goldman, Sachs & Co. may be deemed to have received compensation in the form of underwriting discounts. Goldman, Sachs & Co. may effect such transactions by selling shares of common stock to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from Goldman, Sachs & Co. and / or purchasers of shares of common stock for whom they may act as agents or to whom they may sell as principal.

          Each of the selling stockholders, Hutchinson Whampoa Limited and Cheung Kong (Holdings) Limited have agreed that, without the prior written consent of Goldman, Sachs & Co., it will not, during the period ending 60 days after the date of this prospectus supplement:

  •
  offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any shares of priceline.com's common stock, or any options or warrants to purchase any shares of priceline.com's common stock, or any securities convertible into, exchangeable for or that represent the right to receive shares of priceline.com's common stock;

whether now owned or hereinafter acquired, owned directly by it or with respect to which it has beneficial ownership within the rules and regulations of the SEC.

          The restrictions described in the immediately preceding paragraphs do not apply to transfer by the selling stockholders, Hutchinson Whampoa Limited or Cheung Kong (Holdings) Limited of their shares of priceline.com's common stock:

  •
  as a bona fide gift or gifts, provided that the donee or donees thereof agree to be bound in writing to the restrictions set forth above;

  •
  to any trust for the direct or indirect benefit of the selling stockholders or the immediate family of the selling stockholders, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth above, and provided further that any such transfer shall not involve a disposition for value;

  •
  with the prior written consent of Goldman, Sachs & Co.; or

  •
  to any direct or indirect affiliate, provided that the transferee agrees to be bound in writing to the restrictions set forth above.

          In connection with the offering, Goldman, Sachs & Co. may purchase and sell common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by Goldman, Sachs & Co. of a greater number of shares than it is required to purchase in the offering. Goldman, Sachs & Co. will need to close out any short sale by purchasing shares in the open market. Goldman, Sachs & Co. is likely to create a short position if it is concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by Goldman, Sachs & Co. in the open market prior to the completion of the offering.

          Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of priceline.com's common stock, and may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.

European Economic Area

          In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

            (a)     to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

            (b)     to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

            (c)     in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

          For the purposes of this provision, the expression an "offer of shares to the public" in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

          The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

          This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

          Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

          The securities have not been and will not be registered under the Securities and Exchange Law of Japan (the Securities and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

          Priceline.com has agreed to pay all expenses of the selling stockholders in the offering, excluding underwriting discounts and commissions, which are approximately $                    .

          Priceline.com and the selling stockholders have agreed to indemnify Goldman, Sachs & Co. against certain liabilities, including liabilities under the Securities Act of 1933.

          Goldman, Sachs & Co. and its affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for priceline.com, for which they received or will receive customary fees and expenses.

LEGAL MATTERS

          Some legal matters of U.S. law in connection with this offering will be passed upon for us by Sullivan & Cromwell LLP, New York, New York. Sullivan & Cromwell LLP from time to time provides legal services to priceline.com. The validity of shares of our common stock offered by the selling stockholders pursuant to this prospectus supplement will be passed upon for us by our General Counsel, Peter J. Millones. As of the date of this prospectus supplement, Mr. Millones owns less than one percent of priceline.com's common stock and participates in priceline.com's employee benefit plans. Goldman, Sachs & Co. has been represented by Latham & Watkins LLP, New York, New York.

           No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares of common stock offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

TABLE OF CONTENTS

Prospectus Supplement

Prospectus dated May 20, 2004

             Shares

priceline.com Incorporated

Common Stock

Goldman, Sachs & Co.

QuickLinks

PROSPECTUS SUPPLEMENT SUMMARY
RISK FACTORS
USE OF PROCEEDS
SELLING STOCKHOLDERS
CERTAIN INCOME TAX CONSIDERATIONS TO NON-U.S. HOLDERS OF COMMON STOCK
Dividends
Gain on Disposition of Common Stock
Federal Estate Taxes
Backup Withholding and Information Reporting
UNDERWRITING
LEGAL MATTERS